Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES SACHIN H. JAIN, MD, MBA, JOINS BOARD OF DIRECTORS

St. Paul, Minn., January 27, 2021 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today announced the addition of independent board member Sachin H. Jain, MD, MBA.

Dr. Jain is currently President and Chief Executive Officer of SCAN Group and Health Plan, a mission-driven organization dedicated to the health and wellness of older adults. Prior to this role, he was President and Chief Executive Officer of CareMore and Aspire Health. Before CareMore, Dr. Jain was Chief Medical Information & Innovation Officer at Merck & Co. Prior to this role, Dr. Jain worked in leadership roles at the U.S. Department of Health and Human Services.

Dr. Jain is an adjunct professor of medicine at the Stanford University School of Medicine. In addition, Dr. Jain is a respected thought leader in health care delivery and has been recognized as a “Top 50 Most Influential Clinical Leader” and “100 Most Influential People in US Healthcare” by Modern Healthcare. He currently serves as a member of the board of directors for America’s Health Insurance Plans, Abode Hospice, and the Make-A-Wish Foundation. He also serves as an Aspen Institute Health Innovator’s Fellow.

Dr. Jain graduated from Harvard College with a BA in government and continued on to earn his MD from Harvard Medical School and MBA from Harvard Business School.

“We are pleased to welcome Dr. Sachin Jain as a new independent director to the CSI board,” said Scott Ward, Chairman, President and Chief Executive Officer. “Sachin’s innovation and leadership in clinical practice, health policy, healthcare delivery and digital health will expand our Board’s understanding of key opportunities to prevent amputations and address disparities in healthcare.”

CSI’s board routinely reviews its composition to ensure it includes the necessary skills, experience and perspective to direct its business objectives. With the addition of Dr. Jain, four independent directors have joined CSI’s board since July 2019. The CSI board is comprised of nine directors, eight of whom are independent.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

Contact:
Cardiovascular Systems, Inc.
Jack Nielsen
(651) 202-4919
j.nielsen@csi360.com

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